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E-Filed

Colorado Secretary of State
Date and Time: 11/15/2023 11:04 AM
ID Number: 20171200005

Document number: 20238195892
Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

1. For the entity, its ID number and entity name are

ID number 20171200005
(Colorado Secretary of State ID number)

Entity name Notes Live, Inc.

2. The new entity name (if applicable) is ______________________.

3. *(If the following statement applies, adopt the statement by marking the box and include an attachment.)*
☒ This document contains additional amendments or other information.

4. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

5. ***(Caution:*** *Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)*

(If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

The delayed effective date and, if applicable, time of this document is/are ______________________.
(mm/dd/yyyy hour:minute am/pm)

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

6. The true name and mailing address of the individual causing the document to be delivered for filing are

Atkinson	Heather		
(Last)	*(First)*	*(Middle)*	*(Suffix)*

1755 Telstar Drive, Suite 501
(Street name and number or Post Office Box information)

Colorado Springs	CO	80920
(City)	*(State)*	*(Postal/Zip Code)*

	United States
(Province – if applicable)	*(Country – if not US)*

(If the following statement applies, adopt the statement by marking the box and include an attachment.)

☐ This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user's legal, business or tax advisor(s).

The Articles of Incorporation of Notes Live, Inc. (the "***Corporation***") shall be amended by adopting the Articles of Amendment to the Articles of Incorporation attached hereto (such amendment, the "***Amendment***"). Immediately upon the adoption of the Amendment, there shall be a 5-for-1 forward stock split of the issued and outstanding shares of the Corporation's Class B Non-Voting Common Stock, as set forth in a new Section D of Article V of the Articles of Incorporation.

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF NOTES LIVE, INC.

Pursuant to the Colorado Corporations and Associations Act and the Colorado Business Corporations Act, Notes Live, Inc., a Colorado corporation (the "Corporation"), adopts the following Articles of Amendment to its Articles of Incorporation (the "Amendment"), and hereby certifies as follows:

FIRST: The name of the Corporation is Notes Live, Inc.

SECOND: The board of directors of the Corporation duly approved the following Amendment to the Articles of Incorporation and recommended the Amendment for approval by the requisite shareholders of the Corporation holding a majority of the issued and outstanding shares of the common stock entitled to vote on the matter, and such shareholders duly approved the Amendment effective on November 13, 2023.

THIRD: The Amendment effected by these Articles of Amendment is as follows: a new subsection D of Article V of the Articles of Incorporation is hereby added to the Articles of Incorporation to read as follows:

> D. Class B Non-Voting Common Stock - Forward Stock Split. Immediately upon the filing of this Amendment with the Secretary of State of the State of Colorado, each one share of the Corporation's Class B Non-Voting Common Stock outstanding immediately prior to the filing of this Amendment shall be subdivided and reclassified as five shares of fully paid, nonassessable shares of Class B Non-Voting Common Stock (the "Forward Stock Split"). With respect to any record or beneficial holder who would receive a fractional share as a result of the Forward Stock Split, such fractional shares that would otherwise result from the Forward Stock Split shall be rounded up to the nearest whole share in lieu of such fractional shares. No further adjustment of any number, preference, price or right set forth in this Article V shall be made as a result of the Forward Stock Split, as all share amounts set forth in this Amendment have been appropriately adjusted to reflect the Forward Stock Split.

FOURTH: The remainder of the Articles of Incorporation, as previously amended, shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, Notes Live, Inc. has caused these Articles of Amendment to its Articles of Incorporation to be signed by its duly authorized officer, effective as of November 15, 2023.

NOTES LIVE, INC.

By: */s/ Heather Atkinson*
Heather Atkinson
Chief Financial Officer, Treasurer, and Secretary